As filed with the Securities and Exchange Commission on March 15, 2019

Registration Statement File No. 333-184460

Registration Statement File No. 333-218920

Registration Statement File No. 333-181740

Registration Statement File No. 333-150893

Registration Statement File No. 333-134215

Registration Statement File No. 333-119009

Registration Statement File No. 333-44908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-184460

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-218920

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-181740

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-150893

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-134215

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-119009

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-44908

UNDER

THE SECURITIES ACT OF 1933

NUTRISYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3012204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Tivity Health, Inc. 701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of Principal Executive Office)	(Zip Code)

Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan

Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan

Nutrisystem, Inc. Non-Plan Based Restricted Stock Inducement Awards Agreements

Nutrisystem, Inc. 2008 Long-Term Incentive Plan

Amended and Restated Nutrisystem, Inc. 2000 Equity Incentive Plan for Employees

Amended and Restated Nutrisystem, Inc. 2000 Equity Incentive Plan for Outside Directors and Consultants

Nutrisystem.com Inc. 2000 Equity Incentive Plan for Employees

Nutrisystem.com Inc. 2000 Equity Incentive Plan for Outside Directors and Consultants

Nutrisystem.com Inc. 1999 Equity Incentive Plan

(Full title of the plan)

Ryan Wagers

Treasurer

Nutrisystem, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

Phone: (800) 869-5311

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer		Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Nutrisystem, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under the following Registration Statements as of the date hereof:

•

Registration Statement on Form S-8 (No. 333-218920), pertaining to the registration of 2,000,000 shares of Common Stock issuable under that certain Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan, which was filed with the SEC on June 23, 2017;

•

Registration Statement on Form S-8 (No. 333-184460), pertaining to the registration of 5,400,000 shares of Common Stock issuable under that certain Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan, which was filed with the SEC on October 17, 2012;

•

Registration Statement on Form S-8 (No. 333-181740), pertaining to the registration of 87,455 shares of Common Stock issuable under that certain Nutrisystem, Inc. Non-Plan Based Restricted Stock Inducement Awards Agreements, which was filed with the SEC on May 29, 2012;

•

Registration Statement on Form S-8 (No. 333-150893), pertaining to the registration of 2,700,000 shares of Common Stock issuable under that certain Nutrisystem, Inc. 2008 Long-Term Incentive Plan, which was filed with the SEC on May 13, 2008;

•

Registration Statement on Form S-8 (No. 333-134215), pertaining to the registration of 500,000 shares of Common Stock issuable under that certain Nutrisystem, Inc. 2000 Equity Incentive Plan for Employees, which was filed with the SEC on May 17, 2006;

•

Registration Statement on Form S-8 (No. 333-119009), pertaining to the registration of 500,000 shares of Common Stock issuable under that certain Amended and Restated Nutrisystem, Inc. 2000 Equity Incentive Plan for Outside Directors and Consultants and 1,000,000 shares of Common Stock issuable under that certain Amended and Restated Nutrisystem, Inc. 2000 Equity Incentive Plan for Employees, which was filed with the SEC on September 15, 2004; and

•

Registration Statement on Form S-8 (No. 333-44908), pertaining to the registration of 1,000,000 shares of Common Stock issuable under that certain Nutrisystem.com Inc. 1999 Equity Incentive Plan, 4,100,000 shares of Common Stock issuable under that certain Nutrisystem.com Inc. 2000 Equity Incentive Plan and 500,000 shares of Common Stock issuable under that certain Nutrisystem.com Inc. 2000 Equity Incentive Plan for Outside Directors and Consultants, which was filed with the SEC on August 31, 2000.

On March 8, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of December 9, 2018, by and among Tivity Health, Inc., a Delaware corporation (“Tivity Health”), Sweet Acquisition, Inc., a Delaware corporation (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Tivity Health.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all (i) shares of Common Stock and (ii) deferred compensation obligations registered but unsold or otherwise unissued under each of the above Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of certain of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on March 15, 2019.

NUTRISYSTEM, INC.

By:	/s/ Ryan Wagers
Name:	Ryan Wagers
Title:	Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.